Exhibit 99.1

FOR:	Christopher & Banks Corporation

APPROVED BY:	Andrew Moller
Executive Vice President and Chief
Financial Officer
(763) 551-5000

CONTACT:	Investor Relations:
Joe Teklits/ Jean Fontana
ICR
(203) 682-8200

CHRISTOPHER & BANKS CORPORATION REPORTS

FOURTH QUARTER AND FULL YEAR RESULTS

Minneapolis, MN, April 11, 2007 – Christopher & Banks Corporation (NYSE: CBK) today reported results for the fourth quarter and fiscal year ended March 3, 2007.

Fourth Quarter Results

For the fiscal 2007 fourth quarter ended March 3, 2007, which included fourteen weeks, total sales were $134.0 million compared to $126.6 million for the thirteen week quarter ended February 25, 2006.  Net income for the fiscal 2007 fourth quarter was $1.9 million or $0.05 per diluted share compared to $6.7 million or $0.18 per diluted share for the fiscal 2006 fourth quarter.  Same-store sales for the fourteen week period ended March 3, 2007 declined 7% compared to the same fourteen week period last year.

The increase in inventory on the Company’s balance sheet as of March 3, 2007 as compared to February 25, 2006 was primarily due to the timing of merchandise deliveries and an increase in in-transit inventory related to an earlier Easter. In-store inventories on a per-store basis as of March 3, 2007 were 4% higher than in-store inventories on a per store basis as of March 4, 2006.

Full Fiscal Year Results

Total sales for fiscal 2007, or the fifty-three week period ended March 3, 2007, were $547.3 million compared to $490.5 million for the fifty-two week period ended February 25, 2006.  Same-store sales increased 1% for the fiscal year ended March 3, 2007 compared to the corresponding fifty-three week period ended March 4, 2006. For fiscal 2007, net income was $33.7 million or $0.89 per diluted share, compared to net income of $30.4 million or $0.84 per diluted share for fiscal 2006. As of March 3, 2007, the Company operated 778 stores compared to 705 stores as of February 25, 2006.

Matt Dillon, President and Chief Executive Officer, commented, “Fourth quarter results were impacted by soft sales and aggressive clearance of Fall and Holiday merchandise.  As a result of successful clearance efforts, inventories were current as we began the Spring selling season.  During the upcoming year we will invest in our business as we continue to build our infrastructure and begin to execute on several strategic initiatives.  We are excited about the Company’s current and long-term growth opportunities and are confident in our ability to grow and strengthen our brands.”

Introducing Fiscal 2008 Financial Guidance

•                  The Company’s initial guidance for diluted earnings per share for the year ending March 1, 2008 (“fiscal 2008”) is a range of $0.88 to $0.92.  This guidance incorporates the Company’s plan to expand its marketing efforts, with spending increasing to approximately 1% of sales.  In addition, the Company plans to launch an e-commerce initiative by the end of fiscal 2008.

•                  Diluted earnings per share for the first quarter of fiscal 2008 are expected to be in the range of $0.30 to $0.31.

•                  Diluted earnings per share for the second quarter of fiscal 2008 are expected to be in the range of $0.21 to $0.22.

•                  Diluted earnings per share for the third quarter of fiscal 2008 are expected be in the range of $0.28 to $0.29.

•                  Diluted earnings per share for the fourth quarter of fiscal 2008 are expected be in the range of $0.09 to $0.10.

Store Growth and Capital Expenditures

In fiscal 2008, the Company plans to open approximately 70 stores, comprised of 25 Christopher & Banks stores, 40 C.J. Banks and 5 Acorn stores.  The Company is planning to invest approximately $37 million in capital expenditures for fiscal 2008.  Approximately $31 million will be invested in new store openings, store remodels, additional display fixtures and point-of-sale register upgrades. The Company also plans to spend approximately $6 million to make certain information technology investments and reconfigure its Plymouth, Minnesota distribution center.

Conference Call Information

The Company will discuss its fourth quarter and full year results in a conference call scheduled for today, April 11, 2007 at 5:00pm Eastern time.  The conference call will be simultaneously broadcast live over the internet at http://www.christopherandbanks.com/.  An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible at http://www.christopherandbanks.com until April 27, 2007.  In addition, an audio replay of the call will be available shortly after its conclusion and archived until April 18, 2007.  This call may be accessed by dialing (888) 203-1112 pass code 5472801.

About Christopher & Banks

Christopher & Banks is a Minneapolis-based specialty retailer of women’s clothing.  The Company operates 788 stores under the names Christopher & Banks, C.J. Banks and Acorn.  The Company currently has 526 Christopher & Banks stores, 224 C.J. Banks stores and 38 Acorn stores.

This release contains forward-looking statements specifically related to the Company’s financial outlook for earnings in each of the quarters and for the full year of fiscal 2008, as well as for the Company’s fiscal 2008 store growth and capital expenditures plans.  The achievement of such results is subject to certain risk factors and uncertainties and actual results may differ materially from those projected.  Such risk factors include, but are not limited to, adverse changes in economic, market and weather conditions, shifts in consumer tastes and spending habits that result in decreased sales, failure to realize expected economies gained through the use of private label and direct import merchandise, problems in managing our growth, inability to obtain acceptable lease terms for new store locations and other factors outside the Company’s control, including factors discussed from time to time in the Company’s filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only as of the date hereof.  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

Financial Statements to Follow

CHRISTOPHER & BANKS CORPORATION

UNAUDITED COMPARATIVE INCOME STATEMENT

FOR THE QUARTERS AND YEARS ENDED

MARCH 3, 2007 AND FEBRUARY 25, 2006

(in thousands, except per share data)

	Quarter Ended		Year Ended
	March 3,	February 25,	March 3,	February 25,
	2007	2006	2007	2006

Net sales	$133,968	$126,571	$547,317	$490,508

Costs and expenses:
Merchandise, buying and occupancy	88,497	75,151	330,473	292,072
Selling, general and administrative	37,243	36,215	145,229	131,955
Depreciation and amortization	6,551	5,113	21,687	18,847
Total costs and expenses	132,291	116,479	497,389	442,874

Operating income	1,677	10,092	49,928	47,634

Interest income	1,475	856	5,115	2,092

Income before income taxes	3,152	10,948	55,043	49,726

Income tax provision	1,223	4,268	21,357	19,313

Net income	$1,929	$6,680	$33,686	$30,413

Basic earnings per share:
Net income	$0.05	$0.19	$0.90	$0.85

Basic shares outstanding	37,210	36,097	37,307	35,907

Diluted earnings per share:
Net income	$0.05	$0.18	$0.89	$0.84

Diluted shares outstanding	37,345	36,384	37,761	36,220

Dividends per share	$0.06	$0.04	$0.20	$0.16

CHRISTOPHER & BANKS CORPORATION

UNAUDITED COMPARATIVE BALANCE SHEET

(in thousands)

	March 3,	February 25,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$53,991	$62,385
Short-term investments	48,275	30,000
Merchandise inventories	52,355	37,871
Other current assets	20,483	10,384
Total current assets	175,104	140,640

Property, equipment and improvements, net	127,776	118,342

Other assets:
Goodwill	3,587	3,587
Other	856	894
Total other assets	4,443	4,481

Total assets	$307,323	$263,463

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$16,288	$9,853
Accrued liabilities	29,962	25,930
Total current liabilities	46,250	35,783

Other liabilities:
Deferred lease incentives	23,646	21,803
Other	11,662	13,084
Total other liabilities	35,308	34,887

Stockholders’ equity:
Common stock	450	430
Additional paid-in capital	106,807	65,941
Retained earnings	213,264	186,998
Common stock held in treasury	(94,756)	(60,576)
Total stockholders’ equity	225,765	192,793

Total liabilities and stockholders’ equity	$307,323	$263,463